Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com
March 1, 2022

Quantum-Si Incorporated
530 Old Whitfield Street
Guilford, CT 06437

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Quantum-Si Incorporated, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (a) the issuance of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Class A Common Stock, Class B common stock, $0.0001 par value per share (“Class B Common Stock”), and warrants issued by the Company held by certain securityholders of the Company, as follows:

(i)
the issuance of up to 135,000 shares (the “Private Warrant Shares”) of Class A Common Stock that are issuable upon exercise of certain currently outstanding warrants to purchase Class A Common Stock (the “Private Warrants”), all of which are authorized but heretofore unissued shares;

(ii)
the issuance of up to 3,833,319 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Class A Common Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), all of which are authorized but heretofore unissued shares;

(iii)
the resale of up to 74,603,534 shares of Class A Common Stock, including up to (i) 135,000 Private Warrant Shares, (ii) 3,186,043 shares of Class A Common Stock (the “Equity Award Shares”) issuable upon the exercise of stock options (the “Options”) and the vesting of restricted stock units (the “RSUs” and, together with the Options, the “Equity Awards”) that were issued by the Company, and (iii) 19,937,500 shares of Class A Common Stock (the “Class B Conversion Shares”) issuable upon the conversion of shares of Class B Common Stock (the “Class B Shares”) that were issued by the Company (collectively, the “Selling Stockholder Shares”);

(iv)
the resale of the Class B Shares (which shares will be converted upon sale into Class B Conversion Shares, except in the case of a sale to a Permitted Transferee (as defined in the Company’s amended and restated certificate of incorporation as currently in effect)); and

(v)	the resale of the Private Warrants.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ March 1, 2022 Page 2

The Warrants were issued pursuant to a Warrant Agreement, dated as of September 3, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

We have reviewed the Registration Statement, the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each as currently in effect, and the Warrant Agreement and are familiar with such corporate proceedings and satisfied ourselves as to such other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

With respect to the Warrants, the Warrant Shares, the Equity Awards, the Equity Award Shares, the Class B Shares and the Class B Conversion Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, the Equity Award Shares and the Class B Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, the Equity Awards and the Class B Shares, may cause the number of shares issuable upon exercise of the Warrants, upon exercise or vesting of the Equity Awards, or upon conversion of the Class B Shares, for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Warrant Price (as defined in the Warrant Agreement) and the Exercise Price (as defined in the Options) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)          Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)          Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)          We express no opinion as to any provision of the Warrants that:  (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

MINTZ March 1, 2022 Page 3

(iv)          We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.
The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Private Warrants constitute valid and legally binding obligations of the Company.

3.
The Selling Stockholder Shares, other than the Private Warrant Shares and the Option Shares, are validly issued, fully paid and nonassessable.  Any Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable. Any Option Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

4.	The Class B Shares are validly issued, fully paid and nonassessable.

We have assumed that at or prior to the time of the delivery of any of the Warrant Shares or Equity Award Shares, the Registration Statement will have been declared effective under the Act.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.